 Table of Contents

Exhibit 23.4

CONSENT OF Simat Helliesen & Eichner (‘‘SH&E’’)

As an aviation consulting firm and aviation market analysis firm, we hereby consent to the use of any data contained in this Registration Statement (Registration No. 333-134669) on Form S-1, as amended, which references our company as the source of such data and to all references to our company included in such Registration Statement. We also consent to the reference to us under the heading ‘‘Experts’’ in the Registration Statement.

/s/ Clive G. Medland
Clive G. Medland
Senior Vice President

SH&E
90 Park Ave, New York, New York 10016
July 6, 2006